SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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PERFORMANT HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Performant Healthcare, Inc.
900 South Pine Island Road, Suite 150
Plantation, Florida 33324

April 24, 2025
Dear Stockholder:
You are cordially invited to attend Performant Healthcare, Inc.’s 2025 Annual Meeting of Stockholders on Wednesday, June 18, 2025 (the "Annual Meeting"). The Annual Meeting will begin promptly at 2:00 PM, EDT at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326.
The formal Notice of the Annual Meeting of Stockholders and the Proxy Statement have been provided as part of this invitation.
Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders over the internet. As a result, most of our stockholders will receive in the mail a notice regarding availability of the proxy materials for the Annual Meeting on the internet instead of paper copies of those materials. The notice contains instructions on how to access the proxy materials over the internet and instructions on how stockholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process expedites stockholders’ receipt of proxy materials and lowers the cost of our annual meeting.
It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please vote your shares in accordance with the enclosed proxy materials. Your shares cannot be voted unless you sign, date and return the enclosed proxy, submit your proxy by telephone or the internet, or attend the Annual Meeting in person.
I look forward to seeing you on June 18, 2025.
Sincerely,

/s/ Simeon M. Kohl
Simeon M. Kohl
Chief Executive Officer

PERFORMANT HEALTHCARE, INC.
900 South Pine Island Road, Suite 150
Plantation, Florida 33324

Notice of Annual Meeting of Stockholders
to be held June 18, 2025

To the Stockholders of Performant Healthcare, Inc.:
The 2025 Annual Meeting of Stockholders of Performant Healthcare, Inc., a Delaware corporation (the “Company”), will be held at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326, on Wednesday, June 18, 2025, at 2:00 PM, EDT. We are holding the Annual Meeting to:
1.Elect three Class I directors to serve until the 2028 Annual Meeting of Stockholders or until their successors are elected and qualified; and
2.Ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2025,
We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
We have selected April 23, 2025, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof.
By Order of the Board of Directors
/s/ Lisa C. Im
Lisa C. Im
Board Chair/Secretary
April 24, 2025
YOUR VOTE IS VERY IMPORTANT
Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. If you do not attend the Annual Meeting in person you may vote your shares by proxy over the internet, by telephone or by mail. Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

PERFORMANT HEALTHCARE, INC.
900 South Pine Island Road, Suite 150
Plantation, Florida 33324

PROXY STATEMENT

Annual Meeting of Stockholders
June 18, 2025
This proxy statement is being furnished to stockholders of Performant Healthcare, Inc. in connection with the solicitation of proxies by our board of directors for use at our 2025 Annual Meeting of Stockholders (the "Annual Meeting"), which is described below.
References to the “Company,” “we,” “us” or “our” throughout this proxy statement mean Performant Healthcare, Inc.
This proxy statement and accompanying form of proxy are made available to stockholders on or about May 8, 2025.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Wednesday, June 18, 2025, at 2:00 PM, EDT, at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326.
What items will be voted on at the Annual Meeting?
The purpose of the Annual Meeting is to:
1.Elect three Class I directors to serve until the 2028 Annual Meeting of Stockholders or until their successors are elected and qualified; and
2.Ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2025,
We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
How does the board of directors recommend that I vote?
Our board of directors unanimously recommends that you vote:
1."FOR" the election of the nominees for director; and
2."FOR" the ratification of the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2025.
Who is entitled to vote at the Annual Meeting?
Stockholders at the close of business on April 23, 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. Each stockholder is entitled to one vote per share held as of the record date for the director nominees to be elected and one vote per share held as of the record date on ratification of the appointment of our auditor and any other matter presented.

Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?
Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.
How do I vote my shares?
You may vote your shares in one of several ways, depending upon how you own your shares.
Shares registered directly in your name with Performant Healthcare, Inc. (through our transfer agent, Equiniti Trust Company, LLC):
•    Via Internet: Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards.
•    By Telephone: Stockholders of record may submit proxies by following the telephone voting instructions on each proxy card.
•    In Writing: Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of the board of directors.
•    In Person at the Annual Meeting: Stockholders of record may vote by attending the Annual Meeting on Wednesday, June 18, 2025, at 2:00 PM, EDT, at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):
•    You may receive a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the voting instructions provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the bank, broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.
•    If you own shares in “street name” through a bank, broker, or other nominee and do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. Of the proposals included in this proxy statement, the proposal to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2025 is considered to be “routine.” The election of the director nominees is considered to be “non-routine”. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be voted on the election of the director nominees. If you hold shares beneficially in “street name” and do not vote your shares, your broker, bank or other nominee can vote your shares at its discretion only on Proposal 2, the ratification of the independent registered public accounting firm. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.
If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares, will vote your shares in accordance with the recommendations of the board of directors.

How do I change or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling the number located on your proxy card and following the instructions or via the internet by going to the internet address on your proxy card and following the instructions.
If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.
What constitutes a quorum for purposes of the Annual Meeting?
On April 23, 2025, the record date, we had 78,308,640 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the Common Stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Both abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum.
What vote is required to approve each matter and how are votes counted?
Proposal 1 - Election of Class I Directors
You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.
Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.
A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast "FOR" the applicable seat on the board of directors. An abstention or a broker non-vote will not have any effect on the election of nominees.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm
You may vote “FOR”, “AGAINST” or “ABSTAIN”. The affirmative vote of a majority of the voting power of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the year ended December 31, 2025. Abstentions will have the same effect as "AGAINST" votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.
Who will count the vote?
The votes will be counted, tabulated and certified by an Inspector of Elections appointed by the board of directors.
Can I attend the Annual Meeting in person?
We cordially invite all our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Evidence of share ownership may be in the form of a valid stock certificate or an account statement from our transfer agent or from a bank, broker or other nominee that evidences ownership as of the record date. Note that in order to vote at the meeting, beneficial owners who own shares in “street name” must present a legal proxy from the record holder of the shares. Stockholders of record must possess a copy of the proxy card in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.

Will any other matters be presented at the Annual Meeting?
We do not expect any matters, other than those included in this proxy statement, to be presented at the Annual Meeting because the deadline set forth in our bylaws for nominations for election as a director or to propose other business has already passed. Nonetheless, if you execute and deliver a proxy in the form provided and other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on any other matters that come before the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our board of directors is divided into three classes serving staggered three-year terms. The nominees listed below have been nominated by our board of directors at the recommendation of our nominating and governance committee in accordance with its charter, our Second Amended and Restated Bylaws and Corporate Governance Guidelines. All of the nominees are currently members of the board of directors. We have no reason to believe that the nominees will be unable to serve as directors. If any of the nominees becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the board of directors or we may reduce the number of members of the board of directors. We recommend a vote FOR the nominees listed below.
Nominees for Election at This Meeting for a Term Expiring in 2028 (Class I)
James LaCamp has served as a member of our board of directors since November 2019. Mr. LaCamp currently serves as Chief Financial Officer at Skydio, a technology company specializing in autonomous drones. Prior to joining Skydio, Mr. LaCamp was Chief Financial Officer at Flock Safety, a leading public safety operating system. At Flock Safety, he oversaw the company's finance, corporate strategy and business operations functions. Before joining Flock Safety, Mr. LaCamp was SVP Finance at Coupa Software (NASDAQ: COUP), a leader in business spend management. At Coupa, he was involved in the company's financial strategy and operations including M&A diligence and integration, FP&A, internal controls, financial reporting, and sales operations. Before joining Coupa, Mr. LaCamp was a Partner at Deloitte and the US Technology Industry Software Leader for Deloitte & Touche LLP, where he served early-stage start-ups to Fortune 50 technology companies. Mr. LaCamp holds a B.S. in Accounting from Santa Clara University, an M.B.A. from the Wharton School of Business at the University of Pennsylvania and is a CPA in California and Washington.
Shantanu Agrawal has served as a member of our board of directors since March 2024. Dr. Agrawal currently serves as Chief Health Officer at Elevance Health, Inc. (formerly Anthem, Inc.), where he oversees the enterprise whole health strategy, including medical policy and clinical quality, as well as addressing health-related social needs and health equity. Dr. Agrawal also leads Elevance Health’s community health strategy and the Elevance Health Foundation. Prior to joining Elevance Health, Dr. Agrawal served as President and Chief Executive Officer of the National Quality Forum (“NQF”), a non-profit organization dedicated to working with diverse members of the healthcare community to drive national healthcare quality improvement efforts. Prior to joining NQF, Dr. Agrawal served as Deputy Administrator for Program Integrity at the Centers for Medicare & Medicaid Services (“CMS”) and Director of the Center for Program Integrity. In this role, he led all CMS payment accuracy and integrity initiatives with a focus on utilization management, payment and coverage policies, innovative payment models, and anti-fraud activities. He also led an effort to improve the physician experience with Medicare and was an architect of CMS’s strategy to address the national opioid epidemic. Dr. Agrawal received a bachelor’s degree in chemistry from Brown University, a medical degree from Weill Medical College of Cornell University, and clinical training in Emergency Medicine at the Hospital of the University of Pennsylvania. Dr. Agrawal also earned his master’s degree in social and political sciences from Cambridge University. Dr. Agrawal’s clinical and business expertise provides valuable insight for the members of the Board.
Simeon M. Kohl has served as a member of our board of directors since May 2023 and as our Chief Executive Officer since May 2023. Prior to appointment as Chief Executive Officer, Mr. Kohl served as the Company’s President from March 2022 to May 2023. From February 2012 to March 2022. Mr. Kohl served as the Company’s Vice President of Healthcare and Vice President of Sales and Account Management. Mr. Kohl has more than 20 years of executive management experience and an extensive background in healthcare cost containment and related services. As the Company’s Vice President of Sales and Account Management, Mr. Kohl led Performant’s Commercial Healthcare growth initiatives and client facing programs. Prior to joining the Company, Mr. Kohl served as CEO for HOPS International, Inc., a leading provider of Integrity based analytic solutions for the healthcare and financial industries. Prior to joining HOPS, Mr. Kohl held various senior sales and business development positions with Apple Computer and other privately held technology companies.
Our bylaws provide that a plurality of the votes cast at the Annual Meeting is required to elect directors. This means that the nominees for director receiving the highest number of votes cast will be elected. An abstention or a broker non-vote will not have any effect on the election of directors.
Unless authority is withheld, the persons named as proxies in the accompanying proxy will vote for the election of the nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NAMED NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS
Our executive officers and directors, and their ages and positions as of April 23, 2025, are as set forth below:

Name	Age	Position
Lisa C. Im	60	Executive Chair of the Board of Directors
Simeon M. Kohl	58	Chief Executive Officer, Director
Rohit Ramchandani	34	Chief Financial Officer
James LaCamp (1)(2)(3)	41	Director
William D. Hansen (1)(2)	65	Director
Bradley M. Fluegel (1)(2)(3)	63	Director
Eric Yanagi (3)	43	Director
Shantanu Agrawal (3)	48	Director
(1)    Member of the audit committee.
(2)    Member of the compensation committee.
(3)    Member of the nominating and governance committee.

Board of Directors
Below is additional biographical information about our directors, other than directors nominated for re-election at the Annual Meeting:
Directors Continuing in Office until 2026 (Class II)
William D. Hansen has served as a member of our board of directors since December 2011. In October 2022, Mr. Hansen was named as the President and CEO of Building Hope, a national non-profit organization providing finance, real estate and school support services for charter schools. From July 2013 through March 2021, Mr. Hansen served as chief executive officer and president of Strada Education Network, formerly called USA Funds, a non-profit organization focused on higher education and workforce challenges. From July 2011 through July 2013, Mr. Hansen served as the chief executive officer of Madison Education Group, LLC, an education-related consulting firm. From July 2009 to December 2010, he served as the president of Scantron Corporation, a provider of assessment and survey solutions. Mr. Hansen also served as the chairman of Scantron Corporation from September 2010 to July 2011. Mr. Hansen held various leadership positions at Chartwell Education Group, LLC, an education-related consulting firm, from July 2005 to July 2009, including chief executive officer and senior managing director. Mr. Hansen served as the Deputy Secretary at the United States Department of Education from May 2001 to July 2003. He served as a director of the First Marblehead Corporation from 2003 until that company was acquired in 2016. Mr. Hansen received a bachelor’s degree in economics from George Mason University. Mr. Hansen’s extensive experience in the student loan market provides valuable insight for the members of our board of directors.
Eric Yanagi was appointed to serve as a member of our board of directors on May 5, 2020. Mr. Yanagi is a Managing Director of Mill Road Capital Management LLC and has been with Mill Road since 2008. From 2006 to 2008, Mr. Yanagi was an investment professional at Nautic Partners, a middle-market private equity firm focused on business services, healthcare, manufacturing and media & communications. Prior to Nautic Partners, Mr. Yanagi was an investment banker in the Mergers & Acquisitions Group at Credit Suisse from 2004 to 2006. Mr. Yanagi received a bachelor’s degree in economics from Princeton University and a Master of Business Administration from the Haas School of Business at the University of California, Berkeley. Mr. Yanagi’s financial and accounting expertise and experience in business services provides valuable insight for the members of our board of directors.

Directors Continuing in Office until 2027 (Class III)
Lisa C. Im has served as Executive Chair of the board of directors since May of 2023. From April 2004 to May 2023, Ms. Im served as our Chief Executive Officer and has served as a member of our board of directors since January 2004. Ms. Im was elected by our board of directors to serve as the Chair of the board of directors in August 2014. From 2002 to 2004, she was Managing Director and Chief Financial Officer of our predecessor before it was acquired by Parthenon Capital Partners. From 1996 to 2002, Ms. Im was with Bestfoods Corporation, a food products manufacturer, where she gained broad experience including in general management as well as executive financial positions for various regions of Bestfoods Corporation. Ms. Im received a Bachelor of Business Administration in Marketing from Loma Linda University and a Master of Business Administration in Finance from California State University, East Bay. Ms. Im’s experiences and perspectives as our Chief Executive Officer led to the conclusion that she should serve as a member of our board of directors.
Bradley M. Fluegel has served as a member of our board of directors since February 2014. Mr. Fluegel has been a Principal at BMF Advisors since February 2018, where he advises healthcare organizations. He previously served as a Senior Vice President for Walgreen Co. from October 2012 to January 2018. From April 2011 to September 2012, Mr. Fluegel served as executive in residence at Health Evolution Partners, a healthcare private equity firm. Mr. Fluegel served as executive vice president and chief strategy and external affairs officer of WellPoint, Inc. from September 2007 to December 2010. Prior to that, Mr. Fluegel served as senior vice president of national accounts and vice president, enterprise strategy at Aetna. Mr. Fluegel received a master’s degree in public policy from Harvard University’s Kennedy School of Government and a Bachelor of Arts in Business Administration from the University of Washington. He also serves as a lecturer at the University of Pennsylvania’s Wharton School of Business. Mr. Fluegel’s extensive experience with leading companies in the healthcare market provides valuable insight for the members of our board of directors.

Director Compensation
Our non-employee independent directors receive an annual retainer of $40,000, prorated for partial service in any year and paid in cash. The non-employee independent members of our audit committee, compensation committee and nominating and governance committee, other than the chairpersons of those committees, receive an additional annual cash retainer of $10,000, $6,000 and $5,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and governance committee each receive an additional annual cash retainer of $20,000, $12,000 and $10,000, respectively. For avoidance of doubt, as an example, the chairperson of the audit committee, serving on no other committees, would receive $60,000 in cash compensation.
Our non-employee independent directors also receive an annual grant of restricted stock units with a grant date fair value of $130,000, vesting in full on the date of the following annual meeting of stockholders or upon a change of control.
New non-employee, independent directors are granted restricted stock units with a grant date fair value of $100,000 upon election to the board, vesting ratably over four years or upon a change of control. Our directors do not receive additional fees for attendance at a meeting of our board of directors or a committee of the board. We reimburse our non-employee independent directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors, which primarily consist of travel expenses associated with board of directors or committee meetings or with committee assignments.

The table below summarizes the compensation paid by the Company to our non-employee, independent directors for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Option Awards	Total($)
William D. Hansen (2)	68,500	130,000	—	198,500
Bradley M. Fluegel (2)	64,500	130,000	—	194,500
James LaCamp (2)	68,500	130,000	—	198,500
Eric Yanagi (2)(3)	47,500	130,000	—	177,500
Shantanu Agrawal (4)	33,750	230,000	—	263,750
(1)The value of each stock award is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718) for financial reporting purposes. See Note 6(b) of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.
(2)For fiscal 2024, our non-employe, independent directors were awarded restricted stock units with a grant date fair value of $130,000 on July 30, 2024 (which equated to 36,011 restricted stock units), which will vest in full (assuming continuous service) on June 18, 2025, the date of the Annual Meeting.
(3)Cash compensation for Eric Yanagi was paid to Mill Road Capital Management, LLC at Mr. Yanagi’s direction.
(4)Consists of: (i) restricted stock unit award with a grant date fair value of $100,000 (which equated to 33,670 restricted stock units), granted on March 5, 2024, the date on which Dr. Agrawal was elected as a director, which will vest in four equal annual installments over a four year period, or upon a Change of Control (as defined in the Stock Incentive Plan); and (ii) restricted stock unit award valued at $130,000 (which equated to 36,011 restricted stock units), granted on July 30, 2024, which will vest in full (assuming continuous service) on June 18, 2025, the date of the Annual Meeting.

Corporate Governance Guidelines; Code of Business Conduct and Ethics; Insider Trading Policy
We have established a corporate governance program to help guide our Company and our employees, officers and directors in carrying out their responsibilities and duties, as well as to set standards for their professional conduct. Our board of directors has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our Company. In addition, all standing committees of our board of directors operate under charters that describe the responsibilities and practices of each committee. The charters of our standing committees are available on the Investor Relations page of our corporate website at investors.performantcorp.com under the Corporate Governance tab.

We have adopted a Conflict of Interest / Ethics Policy (“Ethics Policy”) that applies to all of our employees, contingent workers and officers. Our Ethics Policy sets forth the basic principles that guide the business conduct of our employees, contingent works and officers. We have also adopted a Code of Ethics for Senior Financial Officers and Directors that specifically applies to our Chief Executive Officer, Chief Financial Officer, Controller and any other key management employees (including senior financial officers) who are identified by the Board of Directors. Stockholders may request a free copy of our Conflicts of Interest / Ethics Policy and Code of Ethics for Senior Financial Officers and Directors by contacting Performant Healthcare, Inc., Attention: Investor Relations, 900 South Pine Island Road, Suite 150, Plantation, FL 33324 or by visiting the Corporate Governance section of our website at performantcorp.com/investors/governance. Our website address listed in the prior sentence and below is intended to be an inactive, textual reference only. None of the materials on, or accessible through, our website is part of this report or is incorporated by reference herein.
To date, there have been no waivers under our Conflicts of Interest / Ethics Policy and Code of Ethics for Senior Financial Officers and Directors. We intend to disclose future amendments to certain provisions of our Conflicts of Interest / Ethics Policy and Code of Ethics for Senior Financial Officers and Directors or any waivers, if and when granted, of our Conflicts of Interest / Ethics Policy or Code of Ethics for Senior Financial Officers and Directors on our website at www.performantcorp.com within four business days following the date of such amendment or waiver.
We have adopted an Insider Trading and Communications Policy governing the purchase or sale of our securities by our officers, employees and members of our board of directors, as well as our consultants and contractors, and the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of The Nasdaq Stock Market. A copy of our Insider Trading and Communications Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
It is the Company’s policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards, when engaging in transactions in Company securities.
Composition of the Board of Directors
Our Third Amended and Restated Certificate of Incorporation provides that our board shall consist of not fewer than five and not more than fifteen directors as the board of directors may from time to time determine. Our board of directors currently consists of seven directors. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can only be filled by resolution of our board of directors. Our board of directors is currently divided into three classes, each serving staggered, three-year terms:
•Our Class I directors are James LaCamp, Dr. Shantanu Agrawal, and Simeon Kohl, and their terms will expire at this Annual Meeting;
•Our Class II directors are William D. Hansen and Eric Yanagi and, their terms will expire at the Annual Meeting of Stockholders in 2026; and
•Our Class III directors are Lisa C. Im and Bradley M. Fluegel, and their terms will expire at the Annual Meeting of Stockholders in 2027.
As a result, only one class of directors will be elected at each Annual Meeting of Stockholders, with the other classes continuing for the remainder of their respective terms.
Our board of directors has determined that Messrs. Hansen, LaCamp, Yanagi, Fluegel, and Agrawal are “independent directors” as defined under the listing standards of NASDAQ and our Director Independence Policy.
Our directors have served an average of an eight-year term.
Our board of directors met a total of four times in 2024. During 2024, all of our directors attended 100% of the meetings of our board of directors held during their tenure and 100% of the meetings of the committees of the board of directors upon which they served. Our board of directors does not have a policy requiring director attendance at annual meetings of our stockholders.

Leadership Structure of the Board of Directors
Our board of directors selects the Chair of the board of directors in the manner and upon the criteria that it deems best for the Company at the time of selection. The board of directors does not have a prescribed policy on whether the roles of the Chair and Chief Executive Officer should be separate or combined. The board of directors will periodically evaluate whether this leadership structure is in the best interests of the stockholders.
Lisa C. Im is our Executive Chair of the Company’s board of directors. As Executive Chair of the board of directors, Ms. Im presides over each meeting of the board of directors, approves meeting agendas and schedules and notifies other members of the board of directors regarding any significant concerns of stockholders or interested parties of which she becomes aware. The Executive Chair of the board of directors also presides over stockholders’ meetings.
In February 2014, our board appointed Mr. Hansen as the board's lead independent director with the primary responsibility to call and preside over executive sessions of our independent directors and to consult with the Executive Chair regarding meeting agendas.
Committees of the Board of Directors
Audit committee. Our audit committee consists of Messrs. Hansen, Fluegel, and LaCamp. Mr. LaCamp serves as the chairperson of this committee. The audit committee met four times in 2024. Our board of directors has determined that Mr. LaCamp is an audit committee financial expert, as defined by the rules promulgated by the Securities and Exchange Commission, or the SEC. Our audit committee is composed entirely of independent directors.
In accordance with its charter, our audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. It engages our independent registered public accounting firm, approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Lastly, our audit committee reviews with management cybersecurity risks, including the results of independent third-party data security audits and management’s actions designed to mitigate potential breaches of data security.
Compensation committee. Our compensation committee consists of Messrs. Hansen, Fluegel, and LaCamp. Mr. Fluegel serves as chairperson of this committee. Our compensation committee met four times in 2024. Our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding our general compensation policies and the compensation provided to our directors and executive officers. The compensation committee also reviews and makes recommendations for approval by the independent members of our board of directors regarding bonuses for our officers and other employees. In addition, the compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding equity-based compensation for our directors and executive officers, approves equity-based compensation for other employees and administers our stock option plans and employee stock purchase plan. Our compensation committee is composed entirely of independent directors.
Nominating and governance committee.  Our nominating and governance committee consists of Messrs. LaCamp, Fluegel, Agrawal, and Yanagi. Mr. Yanagi serves as chairperson of this committee. The nominating and governance committee met four times in 2024. The nominating and governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and governance committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Our nominating and governance committee is composed entirely of independent directors.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Role of Our Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for oversight of our risk management process. The nominating and governance committee periodically evaluates our risk management process and system in light of the nature of the material risks we face. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on us. Our audit committee periodically assesses any major financial risk exposures and the steps management has taken to monitor and control such exposures. The audit committee also has the responsibility to oversee management’s assessment of major legal and regulatory risk exposures and management’s implementation of policies and procedures to address these risks. In this regard, and because we handle sensitive personal information as part of our business, the audit committee regularly reviews with management cybersecurity risks, including the results of independent third-party data security audits and management’s actions designed to mitigate potential breaches of data security.
Director Nomination Policy
Our nominating and governance committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our board of directors for nomination or election. Our board of directors nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.
Our board of directors strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Corporate Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The current and future diversity of the board of directors is also considered in evaluating individuals. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director.
Prior to our annual meeting of stockholders, our nominating and governance committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the nominating and governance committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board of directors or other event, then the committee considers whether to recommend the nomination of a new director or to recommend a decrease in the size of the board of directors. If the decision is to nominate a new director, then the nominating and governance committee considers various candidates for membership on the board of directors, including those suggested by committee members, other members of the board of directors, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the nominating and governance committee based on the membership criteria described above and set forth in our Corporate Governance Guidelines.
A stockholder who wishes to recommend a prospective nominee to the board of directors for consideration by the nominating and governance committee should notify our Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information — Stockholder Proposals for the 2026 Annual Meeting” in this proxy statement.
Each notice delivered by a stockholder who wishes to recommend a nominee to the board of directors for consideration by the nominating and governance committee generally must include the following information about the proposed nominee:
•    the name, age, business address and residence address of the proposed nominee;
•    the principal occupation of the proposed nominee;
•    the number of shares of our capital stock beneficially owned by the proposed nominee;

•    a description of all compensation and other relationships during the past three years between the stockholder and the proposed nominee;
•    any other information relating to the proposed nominee required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, the "Exchange Act"; and
•    the proposed nominee’s written consent to serve as a director if elected.
The nominating and governance committee may require any proposed nominee recommended by a stockholder to furnish such other information as the nominating and governance committee may reasonably require, including, among other things, information to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.
In addition, a stockholder may nominate an individual for election at an annual meeting, without the approval of our nominating and governance committee, by following the procedures set forth in Article 3 of our Second Amended and Restated Bylaws and summarized below under “General Information - Stockholder Proposals for the 2026 Annual Meeting”.
Communications with Directors
Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:
Executive Chair of the Board of Directors
Performant Healthcare, Inc.
900 South Pine Island Road, Suite 150
Plantation, Florida 33324
Executive Officers
In addition to our Executive Chair, Ms. Im, and our Chief Executive Officer, Mr. Kohl, we have one executive officer who does not serve as a director, Rohit Ramchandani, our Chief Financial Officer. Biographical information about Mr. Ramchandani follows:
Rohit Ramchandani has served as our Chief Financial Officer since May 2023. Prior to appointment as Chief Financial Officer Mr. Ramchandani served as the Senior Vice President of Finance and Strategy in addition to a variety of roles at Performant prior to that spanning March 2014 to May 2023. With a background in finance, Mr. Ramchandani has over a decade of financial strategy and operations experience. Mr. Ramchandani was a key financial partner in our internal and external operations during this time including the transformation of Performant into a wholly healthcare market focused Company. Prior to Performant Mr. Ramchandani worked at Financial Technology Partners, an investment bank focused on the financial technology sector. Mr. Ramchandani holds a Bachelor of Science in Business Administration and a Bachelor of Science in Economics/Mathematics, both from the University of Southern California.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
We have a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, any member of the immediate family of any of the foregoing persons and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds the lesser of $120,000, or 1% of the average of the Company's total assets at year end for the last two (2) completed fiscal years, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is required to conduct a review of all relevant facts reasonably available to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
We did not conduct any transactions with related parties in 2024 that would require disclosure in this proxy statement or that required approval pursuant to the policy described above.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Second Amended and Restated Bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law, subject to certain exceptions.

EXECUTIVE COMPENSATION
Executive Compensation
Compensation Philosophy and Objectives
Our compensation philosophy is to align executive compensation with the interests of our stockholders and therefore to establish financial objectives that our board of directors believes are primary determinants of long-term stockholder value. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term corporate goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:
•    to reward our named executive officers for sustained financial and operating performance and leadership excellence;
•    to align their interests with those of our stockholders; and
•    to encourage our named executive officers to remain with us for the long-term.
Compensation Determination Process
All compensation decisions for our executive officers are made by the independent members of our board of directors, generally following the recommendation of our compensation committee. Typically, our Chief Executive Officer makes recommendations to our compensation committee regarding compensation for our executive officers, provided, however, that our Chief Executive Officer makes no recommendations as to his own compensation. Our compensation committee’s recommendations to our board of directors are based on its assessment of the performance of our Company and each individual executive officer, as well as other factors, such as prevailing industry trends. In making recommendations on salaries, annual incentives and equity compensation in 2024, our compensation committee retained the services of compensation consultant Pay Governance to assist in designing our executive compensation program and in identifying market benchmarks for purposes of evaluating the reasonableness and competitiveness of such program.
Elements of Compensation
For fiscal 2024, our executive compensation program consisted of the following elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income.
Cash-Based Incentive Compensation	Directly ties pay to key financial metrics, which we believe will lead to sustained value for all stakeholders over the long term.
Equity-Based Compensation
Equity-based compensation, provided primarily in the form of performance stock units and restricted stock units, reinforces the importance of a long-term, ownership orientation, creates alignment with our stockholders, and promotes retention. Equity-based compensation is a critical component of compensation for our executives.

Severance and Other Benefits Potentially Payable upon Termination of Employment or Change in Control
Provides certain of our executives with additional incentives to focus on executing our growth strategies and incentives while providing the executive with protection in the event of termination in connection with a potential change of control transaction.

Health and Welfare Benefits	Rounds out a competitive compensation package and aids in retaining our executives.
We do not currently have, and we do not expect to have, formal policies relating to the allocation of total compensation among the various elements of our compensation program.
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries for our named executive officers were initially established through arms-length negotiation at the time an executive was hired. Our compensation committee reviews the annual base salaries of each of our named executive officers periodically when adjusting annual base salaries, generally referring to the range of the 25th percentile to the 50th percentile of similar positions within comparable companies based on general market surveys.
The following table sets forth the base salaries of our named executive officers for fiscal 2024:
Named Executive Officer Fiscal 2024 Base Salary
Lisa Im……..............................................................$200,000
Simeon Kohl.............................................................$345,000
Rohit Ramchandani...................................................$290,000
Ian Johnston..............................................................$240,000
Cash-Based Incentive Compensation
We consider annual cash incentive bonuses to be an important component of our total compensation program which provides incentives to retain and motivate our named executive officers in the short-term. Certain of our named executive officers are eligible to earn an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named executive officer’s base salary (the Target Percentage), which is determined by our board of directors at the recommendation of our compensation committee considering input from Pay Governance based on an analysis of publicly available information from comparable companies. The following table sets forth the target annual bonus opportunity of each of our named executive officers who was eligible for an annual cash-based incentive bonus for fiscal 2024:
Named Executive Officer Fiscal 2024 Target Annual Bonus as a Percentage of Base Salary
Simeon Kohl.............................................................75%
Rohit Ramchandani..................................................50%
For fiscal 2024, our annual cash incentive bonus program provided our named executive officers eligible for a cash-based incentive bonus the opportunity to earn their full target bonus opportunity based on the achievement of annual healthcare market revenue, measured at 65% of eligible target bonus, and EBITDA, measured at 35% of eligible target bonus. The formula for determining the bonus earned by each of our named executive officers eligible for a cash-based incentive bonus was as follows:

[(Actual 2024 Revenue – Plan 2024 Revenue) / Plan 2024 Revenue] x 65% x Target Percentage
Plus
[(Actual 2024 EBITDA – Plan 2024 EBITDA) / Plan 2024 EBITDA] x 35% x Target Percentage
No bonus would be payable to our named executive officers in the event actual healthcare market revenue and EBITDA were less than 90% of the 2024 plan target. Satisfaction of each performance component (revenue and EBITDA) is calculated separately. Illustratively, if 90% of 2024 plan EBITDA target is not achieved, then 35% of the Target Percentage is not awarded. Each performance component (revenue and EBITDA) is capped at 150% of each named executive officer’s Target Percentage and the cap can only be achieved if the actual results are 110% of the 2024 plan target. If results are 90% of 2024 the plan target, the bonus opportunity drops to 50% of component eligibility.
In early 2025, our compensation committee determined that actual healthcare market revenue for fiscal 2024 of $118 million met the 90% threshold so the 65% 2024 plan revenue component was partially eligible for payout, while actual EBITDA did not meet the 90% threshold so none of the 35% 2024 plan EBITDA component was eligible for payout.
In addition to our formal cash incentive programs, our compensation committee may approve discretionary bonuses to be paid to our named executive officers from time to time, when it determines it to be appropriate to reward performance or incentivize future results.
Equity-Based Compensation
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interest of executives with those of our stockholders. Our formal policy for determining the number of equity-based awards to grant to named executive officers is based on analysis of general market surveys. Our compensation committee generally references the 50th percentile of similar positions within comparable companies when approving annual equity awards.
In August 2024, our board of directors and our compensation committee approved equity awards with respect to a total of 315,789 shares to Mr. Kohl, which was granted 50% in the form of restricted stock units that vest in equal annual installments over four (4) years and 50% in the form of performance stock units that vest in three (3) distinct tranches based on the attainment of certain long term revenue targets, subject to Mr. Kohl's continued service through the applicable vesting date. Similarly, in August 2024, our board of directors and our compensation committee approved equity awards with respect to a total of 130,117 shares to Mr. Ramchandani, which was granted 50% in the form of restricted stock units that vest in equal annual installments over four (4) years and 50% in the form of performance stock units that vest in three (3) distinct tranches based on the attainment of certain long term revenue targets, subject to Mr. Ramchandani's continued service through the applicable vesting date. Both Mr. Kohl and Mr. Ramchandani's performance stock units have the same long term revenue attainment goals of $135 million, $155 million and $175 million in trailing twelve (12) month revenue. Neither Ms. Im nor Mr. Johnston received equity awards during fiscal 2024.

Other Compensation and Benefits
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. During fiscal 2024, the Company implemented a matching program to make matching contributions equal to 50% of a participant's contributions up to 2% of such participant's eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and AD&D insurance. Additionally, all of our full-time employees, including our named executive officers, are eligible to participate in our Employee Stock Purchase Plan. Eligible employees, including our named executive officers, may voluntarily enroll in our Employee Stock Purchase Plan and purchase shares at a discount using payroll deductions accumulated during the prior six-month period. Purchase dates under the ESPP are generally May 31 and November 30.
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. We do not offer such qualified or non-qualified defined benefit plans to our executives because we believe that such defined benefit plans are not typical for similar companies in both our industry and geographic region. We may elect to adopt qualified or non-qualified defined benefit plans if our compensation committee and board of directors determine that doing so is in our best interests.
Role of Executive Officers in Determining Executive Compensation
Our chief executive officer made recommendations to our board of directors and to our compensation committee to assist in determining fiscal 2024 compensation levels, other than with respect to his own compensation. While our board of directors and our compensation committee utilized this information, the ultimate decisions regarding fiscal 2024 executive compensation were made by our board of directors and our compensation committee, as applicable.
Share Ownership Guidelines
In April 2021, our board of directors adopted share ownership guidelines for our executive officers. We believe these guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The share ownership guidelines are based on a multiple of base salary. Under the guidelines, our chief executive officer is required to own shares of our common stock with a value equal to at least four times the executive’s annual base salary. Each of our other executive officers is required to own shares of our common stock with a value equal to at least two times the executive’s annual base salary. The executive officers subject to the guidelines must attain the applicable stock ownership targets by the later of five years after the date the guidelines were adopted and five years after the date the individual became an executive officer.
Employment and Change in Control and Severance Agreements
The section below describes the employment agreements that we have entered into with our Chief Executive Officer, and our Chief Financial Officer, and the form of employment agreement that each of our other named executive officers entered into.

Chief Executive Officer and Chief Financial Officer
We entered into an employment agreement with each of Simeon Kohl, our Chief Executive Officer, and Rohit Ramchandani, our Chief Financial Officer, on April 26, 2024, each of which has an effective date as of May 5, 2023 (each, an “Executive Employment Agreement”). Prior to entering into the Executive Employment Agreements, we had not entered into an employment agreement with Messrs. Kohl or Ramchandani. The Executive Employment Agreements set forth the terms and conditions of our employment of Messrs. Kohl and Ramchandani and provide for, respectively, an initial annual base salary of $345,000 and $290,000, a target bonus opportunity of 75% and 50% of the executive officer’s annual base salary, a one-time grant of 366,898 and 216,724 restricted stock units, and eligibility to participate in certain employee benefits offered by the Company.
Contemporaneously with the Executive Employment Agreements, Messrs. Kohl and Ramchandani each entered into a Change in Control and Severance Agreement with the Company, effective as of April 26, 2024 (respectively, each an “Executive Severance Agreement”). Pursuant to the Executive Severance Agreements, in the event Messrs. Kohl’s or Ramchandani’s employment terminates as a result of an involuntary termination (as defined in the applicable Executive Severance Agreement) more than three (3) months prior to or twelve (12) months after a change in control (as defined in the applicable Executive Severance Agreement), and subject to Messrs. Kohl’s or Ramchandani’s execution of a general release of claims and continued compliance with certain restrictive covenants, Messrs. Kohl and Ramchandani will be entitled to the following severance benefits: (i) a lump sum cash payment equal to 100% and 75%, respectively, of his then current annual base salary and target bonus opportunity, and (ii) a lump sum cash payment equal to twelve (12) and nine (9) months, respectively, of health insurance premiums under COBRA for continued coverage.
Further under the Executive Severance Agreements, in the event that Messrs. Kohl’s or Ramchandani’s employment terminates as a result of an involuntary termination either within three (3) months prior to or within twelve (12) months after a change in control, and subject to Messrs. Kohl’s or Ramchandani’s execution of a general release of claims and continued compliance with certain restrictive covenants, Messrs. Kohl and Ramchandani will be entitled to the following severance benefits: (i) a lump sum cash payment equal to 150% or 100%, respectively, of his then current annual base salary and target bonus opportunity; (ii) full acceleration and vesting of all of the executive officer’s then outstanding equity awards subject to time-base vesting (including any performance-based equity awards that were converted into time-based equity awards upon the change in control (as described below)); and (iii) a lump sum payment equal to eighteen (18) and twelve (12) months, respectively, of health insurance premiums under COBRA for continued coverage.
Under the Executive Severance Agreements, in the event Messrs. Kohl or Ramchandani is either employed at the time of a change in control or his employment terminates as a result of an involuntary termination on or with three (3) months prior to a change in control, and subject to Messrs. Kohl’s or Ramchandani’s execution of a general release of claims and his continued compliance with certain restrictive covenants, each performance-based equity award held by the executive officer shall be treated as follows: (i) in the case of a performance-based equity award where performance is measured against the Company’s stock price or similar market-based performance criteria, the performance-based equity award will fully accelerate as of the date of the consummation of the change in control; and (ii) in the case of a performance-based equity award where performance is measured against a business performance metric that is not measured against the Company’s stock price or similar market-based metric, such performance criteria will be deemed satisfied at 100% of target for any unfinished performance period and such performance-based equity award will convert to time based vesting on a ratable basis for the remainder of the original performance period.
Other Named Executive Officers
Each of our named executive officers, other than Mr. Kohl and Mr. Ramchandani, has entered into our standard form of employment agreement. Our standard employment agreement provides for the named executive officer’s initial salary at the time of the agreement and grants the named executive officer the right to participate in our standard benefit plans. These agreements also contain confidential information and invention assignment provisions and do not provide for severance.
Tax Considerations
As a general matter, our compensation committee reviews and considers the various tax and accounting implications of compensation programs we utilize.

Incentive-Based Compensation Recoupment (“Clawback”) Policy
In November 2023, our board of directors adopted an incentive-based compensation recoupment (“clawback”) policy that complies with the final regulations adopted by the SEC to implement the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the listing standards adopted by The Nasdaq Stock Market to implement those SEC regulations. Under the policy, in the event the company is required to prepare an accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will recover erroneously awarded incentive-based compensation (as defined in the policy) previously paid to the Company’s covered executives (as defined in the policy) in accordance with the terms of the policy. Furthermore, under the policy, the company is prohibited from indemnifying any covered executive against the loss of incorrectly awarded incentive-based compensation.
Limitations on Hedging and Pledging
Under our Insider Trading and Communications Policy, our employees, including our executive officers, and board members are prohibited from trading in our securities on a short-term basis, purchasing our securities on margin, making short sales in our securities, buying or selling put or call options on our stock, pledging our securities as collateral for a loan, and engaging in other hedging or monetization transactions such as prepaid variable forwards, equity swaps, collars and exchange funds, that permit a holder to continue to own our securities but without the full risks and rewards of ownership.
Policies and Practices Regarding Timing of Awards
We have not granted individual employees stock options since 2016 and we do not make any grants of stock appreciation rights or similar option-like instruments. Although we do not have a formal policy with respect to the timing of our equity award grants, the compensation committee generally grants equity awards on a predetermined annual schedule and we do not take material nonpublic information into account when determining the timing and terms of such awards. In addition, we do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

Summary Compensation Table
The following table presents information concerning the total compensation of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2024 and December 31, 2023:

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	All other Compensation($)			Total($)
Lisa C. Im (2)
Executive Chair of the Board of Directors/Secretary	2024	292,310			23,444		(6)	315,754
	2023	400,005			22,194		(6)	422,199

Simeon M. Kohl (3)
Chief Executive Officer	2024	345,000	118,382	1,079,998	5,294		(7)	1,548,674
	2023	345,000		942,928	1,842		(7)	1,289,770

Rohit Ramchandani(4)
Chief Financial Officer	2024	290,000	96,340	595,001	1,675		(7)	983,016
	2023	270,770		556,981	531		(7)	828,282

Ian A. Johnston (5)
Vice President and Chief Accounting Officer	2024	240,000	27,500		5,522	55	(7)	273,022
	2023	241,847		51,872	4,312		(7)	298,031

Harold T. Leach, Jr.
	2024	—	—	—	—			—
Chief Compliance Officer	2023	519,805			9,013		(8)	528,818
(1)    The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures. Our assumptions with respect to the calculation of these values are set forth in Note 6 “Stock-Based Compensation” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal years ended December 31, 2024 and 2023. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.
(2)    On May 5, 2023, Ms. Im resigned from her position as Chief Executive Officer of the Company and was appointed by the board of directors to serve as Executive Chair of the board of directors.
(3)    On May 5, 2023, in connection with the resignation of Ms. Im from her position as Chief Executive Officer, the board of directors appointed Mr. Kohl as Chief Executive Officer of the Company. Prior to such appointment, Mr. Kohl served as the Company's President.
(4)    On May 5, 2023, the board of directors of the Company appointed Mr. Ramchandani as the Chief Financial Officer of the Company. Prior to such appointment, Mr. Ramchandani served as the Company’s Senior Vice President of Finance and Strategy.
(5)    On May 7, 2024, Mr. Johnston resigned from his position as Vice President and Chief Accounting Officer. He has otherwise continued his employment with the Company.
(6)     Includes payments for vehicle allowance ($18,000) and Company-paid life insurance premium benefits ($4,444) for 2024, and includes payments for vehicle allowance ($18,000) and Company-paid life insurance premium benefits ($4,194) for 2023.
(7)     Includes Company-paid life insurance premium benefits and 401(k) employer matching contributions. 2024 401(k) employer matching contributions represented $1,000 for Ms. Im, $1,725 for Mr. Kohl, $1,115 for Mr. Ramchandani, and $1,200 for Mr. Johnston. There were no 401(k) employer matching contributions in 2023.
(8)    Includes payments for vehicle allowance ($6,800) and Company-paid life insurance premium benefits ($2,213) for 2023.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information on all outstanding equity awards held by our named executive officers as of December 31, 2024:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#)		Option Exercise Price ($/share)	Expiration Date of Options	Number of Shares or Units of Stock that have not Vested(#)		Market Value of Shares or Units of Stock that have not Vested($)(1)
	Exercisable	Unexercisable
Simeon M. Kohl					20,250	(2)	61,155
					50,000	(3)	151,000
					83,076	(4)	250,890
					183,449	(5)	554,016
					137,586	(6)	415,510
					157,895	(8)	476,843
					157,894	(9)	476,840

Rohit Ramchandani	10,000		3.57	3/17/2025	15,525	(2)	46,886
	10,000		1.74	2/22/2026	46,324	(4)	139,898
					108,362	(5)	327,253
					81,270	(6)	245,435
					52,448	(7)	158,393
					65,059	(8)	196,478
					65,058	(9)	196,475

(1)The market value is based on $3.02 per share, which was the closing market price of our common stock on December 31, 2024.
(2)The restricted stock unit award vests at a rate of 25% annually on the first, second, third and fourth anniversaries of August 14, 2021, provided that the named executive officer remains in continuous service through each vest date, subject to vesting acceleration pursuant to the terms of the applicable Executive Severance Agreement.
(3)The restricted stock unit award vests at a rate of 25% annually on the first, second, third and fourth anniversaries of March 10, 2022, provided that the named executive officer remains in continuous service through each vest date, subject to vesting acceleration pursuant to the terms of the applicable Executive Severance Agreement.
(4)The restricted stock unit award vests at a rate of 25% annually on the first, second, third, and fourth anniversaries of August 15, 2022, provided that the named executive officer remains in continuous service through each vest date, subject to vesting acceleration pursuant to the terms of the applicable Executive Severance Agreement.
(5)The restricted stock unit award was granted on May 5, 2023. These restricted stock units shall vest, if at all, in four equal tranches over a four-year period based on the achievement of the applicable Target Stock Price Hurdle for each such tranche, provided that the named executive officer remains in continuous service through the applicable vesting date, subject to vesting acceleration pursuant to the terms of the applicable Executive Severance Agreement. Specifically, and subject to the vesting limitations described below, the trading price for Company's shares will need to be sustained for 60 consecutive trading days for the applicable vesting thresholds to have been met. Target Stock Price Hurdles are increases by year of +25%, +50%, +75%, and +100% over the grant date 60-day VWAP of $3.16 per share. The vesting for the restricted stock units and associated Stock Price Hurdles will be allocated into the following four tranches: (i) Tranche 1, 25% Vesting Percentage, $3.95 Stock Price Hurdle; (ii) Tranche 2, 50% Vesting Percentage, $4.74 Stock Price Hurdle; (iii) Tranche 3, 75% Vesting Percentage, $5.52 Stock Price Hurdle; and (iv) Tranche 4, 100% Vesting Percentage, $6.31 Stock Price Hurdle. The restricted stock units within each tranche will vest in accordance with the following: for Tranche 1, the named executive officer shall have up to three years from the grant date to achieve the Stock Price Hurdle. If the Stock Price Hurdle is achieved before 12 months from the grant date, the named executive officer vests in the Tranche 1 RSUs at 12 months. If the Stock Price Hurdle is achieved in months 13 - 36 from the grant date, the named executive officer vests in the Tranche 1 RSUs whenever the Stock Price Hurdle is achieved. If the Stock Price Hurdle is not achieved by 36 months from the grant date, the RSUs tied to Tranche 1 are forfeited. For Tranche 2, the named executive officer shall have up to three years from the grant date to achieve the Stock Price Hurdle. If the Stock Price Hurdle is achieved before 24 months from the grant date, the named executive officer vests in the Tranche 2 RSUs at 24 months. If the Stock Price Hurdle is achieved in months 25 - 36 from the grant date, the named executive officer vests in the Tranche 2 RSUs whenever the Stock Price Hurdle is achieved. If the Stock Price Hurdle is not achieved by 36 months from the grant date, the RSUs tied to Tranche 2 are forfeited. For Tranche 3, the named executive officer shall have up to four years from the grant date to achieve the Stock Price Hurdle. If the Stock Price Hurdle is achieved before 36 months from the grant date, the named executive officer vests in the Tranche 3 RSUs at 36 months. If the Stock Price Hurdle is achieved in months 37 - 48, the named executive officer vests in the Tranche 3 RSUs whenever the Stock Price Hurdle is achieved. If the Stock Price Hurdle is not achieved by 48 months from the grant date, the RSUs tied to Tranche 3 are forfeited. For Tranche 4, the named executive officer shall have up to four years from the grant date to hit the Stock Price Hurdle. If the Stock Price Hurdle is achieved before 48 months from the grant date, the named executive officer vests in the Tranche 4 RSUs at 48 months. If the Stock Price Hurdle is not achieved by 48 months from the grant date, the RSUs tied to Tranche 4 are forfeited.

(6)The restricted stock unit award was granted on May 5, 2023. The restricted stock units will vest in four equal installments on the first day of the next open trading window immediately following the first, second, third and fourth anniversaries of the grant date provided that the named executive officer remains in continuous service through each vest date, subject to vesting acceleration pursuant to the terms of the applicable Executive Severance Agreement.
(7)The restricted stock unit award was granted on March 26, 2024. The restricted stock units will vest in four equal installments on the first day of the next open trading window immediately following the first, second, third and fourth anniversaries of the grant date provided that the named executive officer remains in continuous service through each vest date, subject to vesting acceleration pursuant to the terms of the Executive Severance Agreement.
(8)The restricted stock unit award was granted on August 5, 2024. The restricted stock units will vest in four equal installments on the first day of the next open trading window immediately following the first, second, third and fourth anniversaries of the grant date provided that the named executive officer remains in continuous service through each vest date, subject to vesting acceleration pursuant to the terms of the applicable Executive Severance Agreement.
(9)The restricted stock unit award was granted on August 5, 2024. These restricted stock units will vest, if at all, in three equal tranches. Each tranche shall vest subject to the achievement of the applicable Target Revenue Amount for the Performance Period provided that the named executive officer remains in continuous service through the applicable vesting date for the Performance Period, subject to acceleration pursuant to the terms of the applicable Executive Severance Agreement. "Target Revenue Amount" shall mean the Company's trailing twelve month healthcare market revenue for a Performance Period as reported in the Company's financial statements filed with the Securities and Exchange Committee on Form 10-K or Form 10-Q, as applicable. Each Target Revenue Amount is measured on the trailing twelve month Healthcare revenue of the Company for the preceding twelve months, measured on a quarterly basis (each, a "Performance Period"). For Tranche 1, the named executive officer shall have three years from the grant date for the Company to achieve the Tranche 1 Target Revenue Amount of $135M. If the Tranche 1 Target Revenue Amount is achieved before 12 months from the grant date, the named executive officer vests in the Tranche 1 RSUs at 12 months. If the Tranche 1 Target Revenue Amount is achieved in months 13 – 36 from the grant date, the named executive officer vests in the Tranche 1 RSUs whenever the Tranche 1 Target Revenue Amount is achieved. If the Tranche 1 Target Revenue Amount is not achieved by 36 months from the grant date, the RSUs tied to Tranche 1 are forfeited. For Tranche 2, the named executive officer shall have up to three years from the grant date to achieve the Tranche 2 Target Revenue Amount of $155M. If the Tranche 2 Target Revenue Amount is achieved before 24 months from the grant date, the executive officer vests in the Tranche 2 RSUs at 24 months. If the Tranche 2 Target Revenue Amount is achieved in months 25 - 36 from the grant date, the named executive officer vests in the Tranche 2 RSUs whenever the Tranche 2 Target Revenue Amount is achieved. If the Tranche 2 Target Revenue Amount is not achieved by 36 months from the grant date, the RSUs tied to Tranche 2 are forfeited. For Tranche 3, the named executive officer shall have up to four years from the grant date to achieve the Tranche 3 Target Revenue Amount of $175M. If the Tranche 3 Target Revenue Amount is achieved before 36 months from the grant date, the named executive officer vests in the Tranche 3 RSUs at 36 months. If the Tranche 3 Target Revenue Amount is achieved in months 37 - 48 from the grant date, the named executive officer vests in the Tranche 3 RSUs whenever the Tranche 3 Target Revenue Amount is achieved. If the Tranche 3 Target Revenue Amount is not achieved by 48 months from the grant date, the RSUs tied to Tranche 3 are forfeited.

Pay Versus Performance

Year	Summary Compensation Table Total for PEO #1 ($)(1)	Summary Compensation Table Total for PEO #2 ($)(1.1)	Compensation Actually Paid to PEO #1 ($)(2)	Compensation Actually Paid to PEO #2 ($)(2.1)	Average Summary Compensation Table Total For Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(5)	Net Income (loss) ($)(in thousands)
2024	$1,548,674		$1,401,296		$523,931	$512,494	$125.31	$(9,895)
2023	$1,289,770	$422,199	$1,056,967	$422,199	$551,710	$475,112	$129.88	$(7,519)
2022		$422,228		$422,228	$583,118	$789,994	$149.79	$(6,537)
(1)    The dollar amounts reported in column 1 are the amounts reported in the “Total” column of the Summary Compensation Table for Simeon Kohl, who became our CEO in May 2023.
(1.1)    The dollar amounts reported in column 1.1 are the amounts reported in the “Total” column of the Summary Compensation Table for Lisa C. Im, Executive Chair of the Board, who served as CEO until May 2023.
(2)    The amounts shown in column 2 for “Compensation Actually Paid” (CAP) have been calculated in accordance with SEC rules as provided in § 229.402 (Item 402) Executive compensation, paragraph (n)(2)(x). The following table sets forth the adjustments made to the information provided in the Summary Compensation Table to arrive at the Compensation Actually Paid for Mr. Kohl for 2024:

Adjustments to Determine Compensation "Actually Paid" to PEO	2024
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(1,079,998)
Deduction for Amounts Reported under the "Option Awards" Column in the SCT	0
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	953,683
Increase for Fair Value of Awards Granted during year that Vest during year	0
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(52,180)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	31,117
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	0
Increase based upon Incremental Fair Value of Awards Modified during year	0
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	0
Total Adjustments	(147,378)
(2.1)    The amounts shown in column 2.1 for “Compensation Actually Paid” (CAP) have been calculated in accordance with SEC rules and represent amounts reported in the Summary Compensation Table. For Ms. Im, our CEO until May 2023, there were no adjustments required to the amounts disclosed in the Summary Compensation Table, as Ms. Im did not have any outstanding restricted stock unit or in-the-money option awards in 2022 or 2023.
(3)     Our non-PEO Named Executive Officers for 2024 are comprised of Mr. Ramchandani, Mr. Johnston and Ms. Im. Our non-PEO Named Executive Officers for 2023 are comprised of Mr. Ramchandani, Mr. Leach, and Mr. Johnston. Our non-PEO Named Executive Officers for 2022 are comprised of Mr. Kohl, Mr. Leach and Mr. Johnston.
(4)    The following table sets forth the adjustments made to the information provided in the Summary Compensation Table to arrive at the Average Compensation Actually Paid for our non-PEO Named Executive Officers for each of the years presented:

Adjustments to Determine Average Compensation "Actually Paid" for Non-PEO NEOs	2024	2023	2022
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(198,334)	(202,951)	(298,748)
Deduction for Amounts Reported under the "Option Awards" Column in the SCT	—	—	—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	183,782	217,051	415,605
Increase for Fair Value of Awards Granted during year that Vest during year	—	—	—
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(11,132)	(29,593)	88,034
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	14,247	(56,214)	1,985
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	—	(4,891)	—
Increase based upon Incremental Fair Value of Awards Modified during year	—	—	—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	—	—	—
Total Adjustments	(11,437)	(76,598)	206,876
(5)    Total Shareholder Return is calculated as the sum of the difference between our share price at the end of each year shown and the beginning of the measurement period. There were no dividends paid during the measurement period. The share price difference is divided by our share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 23, 2025 about the number of shares of Common Stock beneficially owned by:
•    each person or group of persons known to us to be the beneficial owner of more than 5% of our Common Stock;
•    each of our current executive officers named under “Executive Compensation—Summary Compensation Table”;
•    each of our directors; and
•    all of our directors and executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Performant Healthcare, Inc., 900 South Pine Island Road, Suite 150, Plantation, Florida 33324.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
The percentage of Common Stock beneficially owned is based on 78,308,640 shares issued and outstanding as of April 23, 2025. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after April 23, 2025 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Shares Beneficially Owned
	Number (1)	Percentage
5% Stockholders:

Prescott Group Capital Management, LLC (2)	15,763,291	20.1%
First Light Asset Management, LLC (3)	11,740,777	15.0%
Topline Capital Management, LLC (4)	6,646,883	8.5%
Blackrock, Inc. (5)	4,501,618	5.7%

Executive Officers and Directors:
Lisa C. Im	1,410,280	1.8%
Simeon M. Kohl (6)	495,686	*
Rohit Ramchandani (7)	261,478	*
Bradley M. Fluegel (8)	477,610	*
William D. Hansen (8)	464,115	*
James LaCamp (8)	417,220	*
Eric Yanagi (9)	3,607,894	4.6%
Shantanu Agrawal(8)	44,430	*
All Executive Officers and Directors as a group (9 persons) (10)	7,178,713	9.1%
(1)Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)Based on a Schedule 13D/A filed filed with the SEC on March 20, 2023, by Prescott Group Capital Management, L.L.C. (“Prescott Capital”), and certain entities affiliated or associated with Prescott Capital, including Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P. (together, the “Small Cap Funds”), Prescott Group Aggressive Small Cap Master Fund, G.P. (“Master Fund”) and Phil Frohlich, the principal of Prescott Capital, reflecting shared voting and dispositive power with respect to 15,763,291 shares of common stock of the Company held in the account of the Master Fund, of which the Small Cap Funds are general partners. Prescott Capital serves as the general partner and investment manager of the Small Cap Funds and may direct the Small Cap Funds, the general partners of the Master Fund, to direct the vote and disposition of the 15,763,291 shares of Common Stock held by the Master Fund. As the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of the 15,763,291 shares of Common Stock held by the Master Fund. The principal business address of Prescott Capital is 1924 South Utica Ave., Suite 1120, Tulsa, Oklahoma, 74104.
(3)Based on a Schedules 13G/A filed with the SEC on November 14, 2024, jointly by First Light Asset Management, LLC (the “Manager”) and Mathew P. Arens ("Mr. Arens"). The Manager may be deemed to be the beneficial owner of 11,740,777 shares of common stock of the Company. The Manager acts as an investment adviser to certain persons holding separately managed accounts with the Manager, each of whom has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, those shares. The Manager may also be deemed to be the beneficial owner of these shares because it acts as an investment adviser to certain private funds. Mr. Arens may also be deemed to be the beneficial owner of these shares because he controls the Manager in his position as managing member and majority owner of the Manager. Mr. Arens also directly holds 695,000 Shares held in joint accounts over which he shares control. The principal business address of the filers is 3300 Edinborough Way, Suite 201, Edina, MN 55435.
(4)Based on a Schedule 13G/A filed with the SEC on November 15, 2024, jointly by Topline Capital Management, LLC (“TCM”), Topline Capital Partners, LP (the “Fund”) and Collin McBirney, the Fund beneficially owns 6,646,883 shares of common stock of the Company. TCM is the investment manager and general partner of the Fund, and Collin McBirney is the member-manager of TCM, and, therefore, may be deemed to share the power to direct the voting or disposition of those shares. TCM and Collin McBirney disclaim beneficial ownership of such shares except to the extent of its or his pecuniary interest therein, if any.
(5)Based on a Schedule 13G filed with the SEC on January 29, 2024, by Blackrock, Inc. Blackrock, Inc. serves as a parent holding company registered under the Investment Advisors Act, with sole dispositive power over 4,501,618 shares of common stock of the Company and sole voting power over 4,467,618 shares of common stock as of December 31, 2023. The Schedule indicates that sole dispositive power over all these shares is held as of December 31, 2024, by the following subsidiaries of Blackrock, Inc.: BlackRock Advisors, LLC; BlackRock Fund Advisors; BlackRock Financial Management, Inc.; BlackRock Institutional Trust Company, National Association; and BlackRock Investment Management, LLC. The Schedule indicates that no one person’s interest in the common stock of the Company is more than five percent of the total outstanding common shares. The principal business address of the filers is 50 Hudson Yards, New York, NY 10001.
(6)Includes 70,862 shares underlying RSUs scheduled to vest within 60 days of April 23, 2025.
(7)Includes 10,000 shares subject to options exercisable within 60 days of April 23, 2025, and 40,202 shares underlying RSUs scheduled to vest within 60 days of April 23, 2025.
(8)Includes 36,011 shares underlying RSUs scheduled to vest within 60 days of April 23, 2025.
(9)Based on a Form 4 filed with the SEC on August 1, 2024 by Eric Yanagi, 3,261,675 of the shares reported are directly held by Mill Road Capital II, L.P. (the "Fund"). Mr. Yanagi is a management committee director of Mill Road Capital II GP LLC (the "GP"), which is the sole general partner of the Fund and has sole authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, these shares on behalf of the Fund. Mr. Yanagi disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. In addition, the shares reported include 310,208 shares of common stock from RSU awards to Mr. Yanagi that vested between 2021 and 2024, and 36,011 shares underlying RSUs scheduled to vest within 60 days of April 23, 2025, all of which Mr. Yanagi has directed to be delivered to Mill Road Capital Management, LLC.. Pursuant to a pre-existing contractual obligation, Mill Road Capital Management, LLC, an affiliate of the Mr. Yanagi that does not have Section 13(d) beneficial ownership of any securities of the issuer, has the right to receive the economic benefit of the reported shares and, accordingly, Mr. Yanagi has no direct pecuniary interest in such shares. The principal business address of Mill Road Capital II, L.P. is 382 Greenwich Ave, Suite One, Greenwich, Connecticut, 06830.
(10)Includes 10,000 shares subject to options exercisable within 60 days of April 23, 2025 and 291,119 underlying RSUs scheduled to vest within 60 days of April 23, 2025.

AUDIT COMMITTEE REPORT
As part of fulfilling its responsibilities, the audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2024 with management and Baker Tilly US, LLP, or "Baker Tilly", and discussed with Baker Tilly those matters required by Auditing Standard No. 1301 as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The audit committee received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the audit committee concerning independence and has discussed with Baker Tilly its independence.
Based on these reviews and discussions with management and Baker Tilly, the audit committee recommended to the board of directors that the Company’s audited financial statements for the fiscal year ended December 31, 2024 be included in its Annual Report on Form 10-K filed with the SEC.
The Audit Committee Members
James LaCamp (Chair)
William D. Hansen
Bradley M. Fluegel
Fees Paid to Independent Registered Public Accounting Firm
The audit committee’s policy is to evaluate and determine that the services provided by the Company’s auditors in each year are compatible with the respective auditor’s independence. The following table shows fees billed for each of 2024 and 2023 for professional services rendered by Baker Tilly for the audit of our financial statements and other services.

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees	All Other Fees(3)
2024	1,195,036	—	—	5,000
2023	1,166,143	—	—	—
(1)    Audit fees are fees for the audit of the Company’s annual financial statements. Audit fees also include fees for the review of financial statements included in the Company’s quarterly reports on Form 10-Q, for services that are normally provided in connection with statutory and regulatory filings or engagements, and in connection with public equity offerings and registration statements.
(2)    Audit-Related Fees are fees billed for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
(3)    All other fees are fees for permissible non-audit services other than the services described above.
Auditor Independence
The Audit Committee considered the non-audit services performed by, and fees paid to, Baker Tilly US, LLP in 2024 and determined that such services and fees are compatible with the independence of Baker Tilly US, LLP.
Audit Committee Pre-Approval Procedures
With respect to independent auditor services and fees, it is our practice to provide pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the audit committee. Other specified services provided by the Company's auditors are generally reapproved only when the fees charged for the provision of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the audit committee. It is our practice that the audit committee Chair has pre-approval authority with respect to permitted services. The Chair of the audit committee reports any pre-approval decisions to our audit committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025
Based upon its review of Baker Tilly US, LLP (“Baker Tilly”) qualifications, independence and performance, the audit committee of our board of directors has appointed Baker Tilly to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Representatives of Baker Tilly are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of proper corporate governance, the audit committee is submitting its appointment of Baker Tilly as the Company’s independent registered public accounting firm for 2025 for ratification by our stockholders.
If our stockholders fail to ratify the appointment of Baker Tilly, the audit committee may reconsider whether to retain Baker Tilly, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of Baker Tilly, the audit committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Baker Tilly as our independent registered public accounting firm for 2025.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

GENERAL INFORMATION
Stockholder Proposals for the 2026 Annual Meeting
To be considered for inclusion in the Company’s proxy materials for the 2026 annual meeting, stockholder proposals must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the mailing date of the enclosed proxy materials, or January 8, 2026. These proposals must also comply with the proxy submission rules of the Securities and Exchange Commission under Rule 14a-8.
A stockholder proposal not included in the Company’s proxy statement for the 2026 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at the principal executive offices of the Company in accordance with the provisions of our bylaws, which require that such notice be given not more than 120 days nor less than 90 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. However, in the event the date of the 2026 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2025 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2026 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2026 annual meeting.
Annual Report and Financial Statements
A copy of our 2024 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2024, is enclosed or provided with this proxy statement and other voting materials.
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2024, except for a Form 4 filing for Rohit Ramchandani that was due on March 28, 2024 and was filed on April 5, 2024 relating to an award of restricted stock units that occurred on March 26, 2024.
Stockholders Sharing the Same Last Name and Address
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary or call (925) 960-4800, and we will promptly send you what you have requested. You can also contact our Secretary at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Copies of Corporate Governance Materials Available
Our board of directors has adopted various Corporate Governance Guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our web site at www.performanthealthcare.com, by selecting “Investors” and then “Governance.”
•    Audit Committee Charter
•    Compensation Committee Charter
•    Nominating and Governance Committee Charter
•    Conflict of Interest / Ethics Policy
•    Code of Ethics for Senior Financial Officers and Directors
•    Whistle Blower Policy